Exhibit 5.1

(Messerli &Kramer P.A. Letterhead)

July 16, 2003

Uroplasty, Inc.
2718 Summer Street N.E.
Minneapolis, Minnesota 55413

     Re: Issuance of Securities

Ladies and Gentlemen:

     In connection with the Registration Statement on Form S-8 of the Securities Act of 1933, as amended (the “Registration Statement”), relating to the offering of 650,000 shares of Common Stock, no par value, of Uroplasty, Inc., a Minnesota corporation (the “Company”), pursuant to its 2002 Employee Stock Option Plan, we have examined such corporate records and other documents, including the Registration Statement, and have examined such matters of law as we have deemed relevant hereto. Based upon such examination, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the shares and that, upon such issuance, as contemplated by the Registration Statement, the shares will be legally issued, fully paid and nonassessable under the current laws of the State of Minnesota.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Messerli & Kramer P.A.